Exhibit 99.1

NewHydrogen CEO Steve Hill and UC Berkeley Expert Explore Cheaper Renewables and the Hydrogen Opportunity

The cost of building new renewable energy plants is now cheaper than operating existing fossil fuel plants globally and exciting opportunities exist for global decarbonization involving hydrogen

SANTA CLARITA, Calif. (January 21, 2025) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced a podcast featuring CEO Steve Hill and Dr. Daniel Kammen, a Professor of Energy at UC Berkeley.

Dr. Kammen emphasized that solar energy has become the cheapest form of energy for new plant construction, with prices dropping by 90% over the past decade. Wind energy costs have fallen by approximately 60%, further bolstering the economic viability of renewable sources. This progress, however, necessitates a significant shift in energy infrastructure planning to incorporate energy storage solutions.

Dr. Kammen said, “I would like to stress the critical importance of ‘green’ hydrogen, produced from renewable sources, to achieve true decarbonization, differentiating it from “gray” or “blue” hydrogen produced from fossil fuels.” He highlighted Japan’s ambitious National Hydrogen Strategy as a potential model, outlining a scenario where Japan could fully decarbonize by the 2040s using renewable energy and hydrogen, achieving higher energy security at a lower cost than the current system. This would involve significant investment in offshore wind and a strategic integration of hydrogen into energy distribution.

He also addressed the role of electric vehicles (EVs) as mobile energy storage, emphasizing the potential for vehicle-to-grid (V2G) technology to enhance grid flexibility and resilience. He advocates for mandated V2G capability in all new EVs, allowing them to return energy to the grid during periods of peak demand.

Dr. Kammen said, “I would like underscore the need for ensuring that the benefits of green hydrogen development, including job creation and environmental cleanup, are equitably shared among all communities, especially those historically burdened by pollution.” He proposes focusing on concentrated industrial hubs as ideal test cases for demonstrating the feasibility and benefits of green hydrogen, also providing a just and equitable transition.

Dr. Daniel M. Kammen is a Professor of Energy at the University of California, Berkeley, with parallel appointments in the Energy and Resources Group, the Goldman School of Public Policy where he directs the Center for Environmental Policy, and the department of Nuclear Engineering. Dr. Kammen is the founding director of the Renewable and Appropriate Energy Laboratory (RAEL; rael.berkeley.edu). Dr. Kammen was educated in physics at Cornell (BA 1984) and Harvard (MA 1986; PhD 1988). He was an Assistant Professor and Chair of the Science, Technology and Environmental Policy Program at the Woodrow Wilson School at Princeton University before moving to the University of California, Berkeley. Dr. Kammen has served as a contributing or coordinating lead author on various reports of the Intergovernmental Panel on Climate Change since 1999. The IPCC shared the 2007 Nobel Peace Prize.

Dr. Kammen is listed as Google Scholar at https://scholar.google.com/citations?user=dzoa18QAAAAJ&hl=en.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Daniel Kammen at https://newhydrogen.com/videos/ceo-podcast/dr-daniel-kammen-professor-university-of-california-berkeley.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

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NewHydrogen, Inc.

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